Exhibit 99.1

BearingPoint, Inc. Reports Third Quarter FY04 Results

Company Meets Revenue and Earnings Per Share Guidance

McLean, VA, November 4, 2004 - BearingPoint, Inc. (NYSE: BE) today reported revenue of $840.9 million for the third quarter ended September 30, 2004, an increase of $97.9 million, or 13.2%, over the quarter ended September 30, 2003. This increase in revenue was largely attributable to improved utilization of its global workforce and stabilizing economic conditions in most regions. The Company realized net income for the quarter ended September 30, 2004 of $11.9 million, or $0.06 per share, compared to a net loss of $39.2 million, or loss of $0.20 per share, in the quarter ended September 30, 2003.

“Our results continue to demonstrate solid year-over-year revenue growth,” commented Rand Blazer, chairman and chief executive officer. “We continue to see a gradual improvement in IT spending across many sectors, and we remain focused on managing the fundamentals of our business to capitalize on this spending and support our clients’ business needs.”

“Improvement in utilization is key for our business right now. We improved our global utilization to 67.3% this quarter, from 62.3% a year ago,” noted Bob Falcone, executive vice president and chief financial officer. “Now, we need to continue our progress in reducing our internal costs and improving operating efficiencies to further raise our level of financial performance.”

Quarterly Business Results

The current quarter results include the following key performance items and other information.

•	Revenue for the quarter ended September 30, 2004 was $840.9 million, an increase of $97.9 million, or 13.2%, from revenue of $743.0 million for the three months ended September 30, 2003. This increase was mainly attributable to a $91.7 million increase in revenue within our North America operations and a $7.2 million increase in revenue within our international operations.

•	Utilization improved on a consolidated basis, increasing to 67.3% for the quarter ended September 30, 2004 compared to 62.3% for the quarter ended September 30, 2003. Our utilization continued to improve even though we increased our average billable headcount by 10.0%. Utilization for our international operations improved to 62.3% during the quarter ended September 30, 2004, up from 54.5% during the quarter ended September 30, 2003, while utilization for our North America operations increased to 70.7% during the current period, up from 69.0% during the quarter ended September 30, 2003.

•	Our consolidated gross billing rate declined to $167 for the quarter ended September 30, 2004 compared to $179 for the quarter ended September 30, 2003. Our consolidated gross billing rate declined due to our increased use of lower-cost service delivery personnel and sustained pricing pressures as competition for new engagements remains strong. Gross billing rates for our North America and international operations declined 7.0% and 10.7%, respectively, when compared to the quarter ended September 30, 2003.

•	Operating income for the three months ended September 30, 2004 was $25.8 million, an increase of $76.1 million from an operating loss of $50.3 million for the three months ended September 30, 2003. Operating income improved to 3.1% of revenue during the three months ended September 30, 2004 compared to an operating loss of 6.8% of revenue during the prior year. Operating income was impacted favorably by decreases in amortization of purchased intangible assets and lease and facilities charges of $7.3 million and $59.2 million, respectively, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003.

•	During the third quarter of calendar year 2004, the Company recognized income before taxes of $20.5 million and provided for an income tax expense of $8.6 million, resulting in an effective tax rate for the quarter of 41.9%. The Company anticipates reporting an effective tax rate for calendar year 2004 in the range of 50%-53%. Our effective tax rate exceeds our statutory tax rate because our profitable operations continue to be concentrated in relatively high tax rate jurisdictions, while losses in several of our foreign operations cannot be used to reduce taxes on earnings in other countries.

•	Cash used in operations was $37.9 million for the quarter ended September 30, 2004.

Industry Business Unit Highlights

Key performance results for the Company’s major business segments include the following.

•	Public Services revenue for the third quarter of 2004 was $330.4 million, representing an increase of $58.9 million, or 21.7%, compared to the three months ended September 30, 2003. The increase in revenue is attributable to growth in both the Federal and the State, Local and Education sectors.

•	Communications & Content revenue for the quarter was $56.7 million, representing a decrease of $6.6 million, or 10.4%, compared to the three months ended September 30, 2003. Completion of several large contracts since last year involving Section 271 testing was a primary contributor to this decline.

•	Financial Services revenue for the quarter was $87.9 million, representing an increase of $27.4 million, or 45.2%, compared to the three months ended September 30, 2003. The increase in revenue was primarily attributable to strength in the Banking & Insurance sector.

•	Consumer, Industrial and Technology revenue for the quarter was $119.4 million, an increase of $12.0 million, or 11.2%, compared to the three months ended September 30, 2003. The increase in revenue is attributable to improving market conditions, which have led to an increase in technology spending despite increased pricing pressures.

•	International revenue of $246.5 million during the quarter increased $7.2 million, or 3.0%, over the three months ended September 30, 2003. The increase in revenue from our international operations was primarily the result of the effect of currency exchange-rate fluctuations on reported revenue. Revenue for the EMEA region increased by $11.7 million, or 8.5%, when compared to the three months ended September 30, 2003, while revenue for the Asia Pacific and Latin America regions decreased by $4.2 million, or 5.2%, and $0.3 million, or 1.2%, respectively, when compared to the three months ended September 30, 2003.

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Year-to-Date Business Results

The current year-to-date results include the following key performance items and other information.

•	Revenue for the nine months ended September 30, 2004 was $2,587.4 million, an increase of $245.4 million, or 10.5%, from revenue of $2,342.0 million for the nine months ended September 30, 2003. This increase was primarily attributable to a $188.8 million increase in revenue within our North America operations and a $51.0 million increase in revenue within our international operations.

•	Utilization continued to improve on a consolidated basis, increasing to 67.8% for the nine months ended September 30, 2004 compared to 64.1% for the nine months ended September 30, 2003. Utilization for our North America operations was 71.2% during the nine months ended September 30, 2004, while utilization for our international operations was 63.1% for the same period.

•	Operating income for the nine months ended September 30, 2004 was $80.6 million, an increase of $81.8 million from an operating loss of $1.2 million for the nine months ended September 30, 2003. Operating income improved to 3.1% of revenue during the nine months ended September 30, 2004 compared to an operating loss of 0.1% of revenue during the prior year. Operating income was impacted favorably by decreases in amortization of purchased intangible assets and lease and facilities charges of $30.6 million and $62.6 million, respectively, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003.

•	Net income for the nine months ended September 30, 2004 was $28.7 million, or $0.14 per share, compared to a net loss for the nine months ended September 30, 2003 of $24.7 million, or a loss of $0.13 per share.

As announced in the Company’s press release dated September 22, 2004, a teleconference will be held today at 8:00 a.m. ET to discuss the results of the third quarter. To participate in the call, please dial (888) 791-4793, passcode: 1104; International callers should dial (484) 630-1730, passcode: 1104. A rebroadcast will be available approximately two hours after the end of the call until Friday, November 19, 2004. To access the rebroadcast, dial (888) 300-0165; International callers should dial (402) 998-1239.

This teleconference can be accessed in a listen only mode from the Company’s website at www.bearingpoint.com. Online replay, available approximately two hours after the end of the call, and all written materials associated with this call will be available until Friday, November 19, 2004.

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About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE), is one of the world’s largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network infrastructure, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the Company’s website at www.BearingPoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements include, but are not limited to, statements regarding the following: whether our cost saving initiatives and restructuring actions will allow us to improve our financial performance going forward and our ability to position the Company to conform to the current global economic environment. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: any continuation of the global economic downturn and challenging economic conditions; the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of surety bonds, letters of credit or bank guarantees supporting client engagements; the impact of rating agency actions; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships; the actions of our competitors; unexpected difficulties associated with the Company’s asset acquisitions, group hires and the acquisition of BearingPoint GmbH, including rationalization of assets and personnel and managing or integrating these acquisitions of assets, personnel or businesses; changes in spending policies or budget priorities of the U.S. Government, particularly the Department of Defense, in light of the large U.S. budget deficit; and our inability to use losses in some of our foreign subsidiaries to offset earnings in the U.S. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Report on Form 10-Q for the quarter ended June 30, 2004.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
john.schneidawind@bearingpoint.com	debbie.mandeville@bearingpoint.com
(703) 747-5853	(508) 549-5207

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STATEMENTS OF OPERATIONS - QUARTERLY

US dollars in thousands, except share and per share data	Three Months Ended September 30, 2004		Three Months Ended September 30, 2003

Revenue	$840,864	100.0%	$742,958	100.0%

Costs of Service:
Professional Compensation	382,936	45.5	347,373	46.8
Other Direct Contract Expenses	217,610	25.9	182,734	24.6
Lease and Facilities Charge	—	—	59,203	8.0
Other Costs of Service	66,863	8.0	66,405	8.9

Total Costs of Service	667,409	79.4	655,715	88.3

Gross Profit	173,455	20.6	87,243	11.7

Amortization of Purchased Intangible Assets	792	0.1	8,106	1.1
Selling, General & Administrative	146,862	17.5	129,428	17.4

Operating Income (Loss)	25,801	3.1	(50,291)	(6.8)
Interest Income / (Expense), Net	(4,717)	(0.6)	(2,149)	(0.3)
Other Income / (Expense), Net	(537)	(0.1)	374	0.1

Income (Loss) Before Taxes	20,547	2.4	(52,066)	(7.0)
Income Tax Expense (Benefit)	8,605	1.0	(12,882)	(1.7)

Net Income (Loss)	$11,942	1.4	$(39,184)	(5.3)

Earnings (Loss) Per Share - Basic and Diluted:
Net Income (Loss)	$0.06		$(0.20)

Common Shares Outstanding:
Weighted Average - Diluted	198,243,384		193,093,913
Period End	199,166,964		194,446,144

GLOBAL PERFORMANCE METRICS
Utilization Rate	67%		62%
Gross Billing Rate	$167		$179
Net Billing Rate	$123		$135
Days Sales Outstanding	80		63
Average Billable Headcount	14,163		12,872
Total Headcount (Period End)	16,557		14,931

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STATEMENTS OF OPERATIONS - YEAR TO DATE

US dollars in thousands, except share and per share data	Nine Months Ended September 30, 2004		Nine Months Ended September 30, 2003

Revenue	$2,587,405	100.0%	$2,341,963	100.0%

Costs of Service:
Professional Compensation	1,126,123	43.5	1,081,055	46.2
Other Direct Contract Expenses	731,650	28.3	562,288	24.0
Lease and Facilities Charge	11,951	0.5	74,530	3.2
Other Costs of Service	197,554	7.6	189,910	8.1

Total Costs of Service	2,067,278	79.9	1,907,783	81.5

Gross Profit	520,127	20.1	434,180	18.5

Amortization of Purchased Intangible Assets	2,890	0.1	33,474	1.4
Selling, General & Administrative	436,648	16.9	401,944	17.2

Operating Income (Loss)	80,589	3.1	(1,238)	(0.1)
Interest Income / (Expense), Net	(12,870)	(0.5)	(10,284)	(0.4)
Other Income / (Expense), Net	(2,112)	(0.1)	(2,282)	(0.1)

Income (Loss) Before Taxes	65,607	2.5	(13,804)	(0.6)
Income Tax Expense	36,331	1.4	10,933	0.5

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	29,276	1.1	(24,737)	(1.1)

Cumulative Effect of Change in Accounting Principle	(529)	(0.0)	—	—

Net Income (Loss)	$28,747	1.1	$(24,737)	(1.1)

Earnings (Loss) Per Share:
Income (Loss) Before Cumulative Effect of Change in Accounting Principle - Basic and Diluted	$0.15		$(0.13)
Cumulative Effect of Change in Accounting Principle - Basic and Diluted	—		—

Net Income (Loss) - Basic	$0.15		$(0.13)

Net Income (Loss) - Diluted	$0.14		$(0.13)

Common Shares Outstanding:
Weighted Average - Diluted	198,733,697		191,513,588
Period End	199,166,964		194,446,144

GLOBAL PERFORMANCE METRICS
Utilization Rate	68%		64%
Gross Billing Rate	$181		$181
Net Billing Rate	$130		$138
Days Sales Outstanding	80		63
Average Billable Headcount	13,838		13,372
Total Headcount (Period End)	16,557		14,931

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BALANCE SHEETS

US dollars in thousands	September 30, 2004	December 31, 2003

ASSETS

Current Assets:
Cash and Cash Equivalents	$149,040	$122,723
Accounts Receivable, Net	459,751	357,620
Unbilled Revenue	353,485	293,559
Deferred Income Taxes	42,678	35,291
Prepaid Expenses and Other Current Assets	66,545	53,088

Total Current Assets	1,071,499	862,281

Property and Equipment, Net	211,987	203,341
Goodwill	967,678	981,222
Other Intangible Assets, Net	4,376	8,156
Deferred Income Taxes, Less Current Portion	42,799	50,539
Other Assets	24,645	23,908

Total Assets	$2,322,984	$2,129,447

LIABILITIES AND EQUITY

Current Liabilities:
Current Portion of Notes Payable	$118,180	$9,345
Accounts Payable	263,905	200,521
Accrued Payroll and Employee Benefits	173,960	175,830
Deferred Revenue	67,723	72,473
Income Tax Payable	20,950	21,082
Current Portion of Accrued Lease and Facilities Charge	18,921	22,048
Deferred Income Taxes	4,865	4,268
Other Current Liabilities	104,707	123,829

Total Current Liabilities	773,211	629,396

Notes Payable, Less Current Portion	226,921	238,883
Accrued Employee Benefits	68,253	62,821
Accrued Lease and Facilities Charge, Less Current Portion	31,842	33,465
Deferred Income Taxes, Less Current Portion	7,885	4,549
Other Liabilities	33,877	28,675

Total Liabilities	1,141,989	997,789

Total Equity	1,180,995	1,131,658

Total Liabilities and Equity	$2,322,984	$2,129,447

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STATEMENTS OF OPERATIONS - CONSECUTIVE QUARTERLY RESULTS

US dollars in thousands, except share and per share data	Qtr Ended Sept. 30, 2004	Qtr Ended June 30, 2004	Qtr Ended Mar. 31, 2004	Qtr Ended Dec. 31, 2003	Qtr Ended Sept. 30, 2003

Revenue	$840,864	$885,500	$861,041	$811,473	$742,958

Costs of Service:
Professional Compensation	382,936	367,445	375,742	342,397	347,373
Other Direct Contract Expenses	217,610	253,301	260,739	237,710	182,734
Lease and Facilities Charge	—	8,379	3,572	2,483	59,203
Other Costs of Service	66,863	63,733	66,958	63,102	66,405

Total Costs of Service	667,409	692,858	707,011	645,692	655,715

Gross Profit	173,455	192,642	154,030	165,781	87,243

Amortization of Purchased Intangible Assets	792	1,003	1,095	2,545	8,106
Goodwill Impairment Charge	—	—	—	127,326	—
Selling, General & Administrative	146,862	151,856	137,930	144,347	129,428

Operating Income (Loss)	25,801	39,783	15,005	(108,437)	(50,291)
Interest Income / (Expense), Net	(4,717)	(3,949)	(4,204)	(4,438)	(2,149)
Other Income / (Expense), Net	(537)	(825)	(750)	2,005	374

Income (Loss) Before Taxes	20,547	35,009	10,051	(110,870)	(52,066)
Income Tax Expense (Benefit)	8,605	19,828	7,898	15,713	(12,882)

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	11,942	15,181	2,153	(126,583)	(39,184)

Cumulative Effect of Change in Accounting Principle	—	—	(529)	—	—

Net Income (Loss)	$11,942	$15,181	$1,624	$(126,583)	$(39,184)

Earnings (Loss) Per Share - Basic and Diluted:
Income (Loss) Before Cumulative Effect of Change in Accounting Principle	$0.06	$0.08	$0.01	$(0.65)	$(0.20)
Cumulative Effect of Change in Accounting Principle	—	—	—	—	—

Net Income (Loss)	$0.06	$0.08	$0.01	$(0.65)	$(0.20)

Common Shares Outstanding:
Weighted Average - Diluted	198,243,384	198,710,662	198,203,736	194,071,874	193,093,913
Period End	199,166,964	196,434,731	196,395,150	194,483,114	194,446,144

GLOBAL PERFORMANCE METRICS
Utilization Rate	67%	68%	66%	64%	62%
Gross Billing Rate	$167	$185	$192	$193	$179
Net Billing Rate	$123	$132	$134	$136	$135
Days Sales Outstanding	80	80	74	67	63
Average Billable Headcount	14,163	13,704	13,271	12,924	12,872
Total Headcount (Period End)	16,557	15,995	15,572	15,013	14,931

Note:	Prior quarters have been reclassified to conform with current presentation.

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BearingPoint

INDUSTRY RESULTS

US dollars in thousands	Public Services	Communications & Content	Financial Services	CIT	EMEA	Asia Pacific	Latin America	Corporate / Other	Total

Quarter Ended Sept. 30, 2004
Revenue	$330,405	$56,654	$87,924	$119,434	$148,502	$76,290	$21,665	$(10)	$840,864
Other Direct Contract Expenses	100,051	12,683	13,413	32,117	28,270	25,632	4,586	858	217,610
Costs of Service	135,189	34,860	48,293	56,246	95,561	48,645	12,027	18,978	449,799

Gross Profit	$95,165	$9,111	$26,218	$31,071	$24,671	$2,013	$5,052	$(19,846)	$173,455

Quarter Ended June 30, 2004
Revenue	$360,563	$57,616	$76,979	$105,696	$163,898	$98,130	$19,658	$2,960	$885,500
Other Direct Contract Expenses	135,258	13,518	10,718	24,685	31,320	29,176	4,500	4,126	253,301
Costs of Service	126,451	32,376	40,736	55,707	98,983	42,417	10,714	32,173	439,557

Gross Profit	$98,854	$11,722	$25,525	$25,304	$33,595	$26,537	$4,444	$(33,339)	$192,642

Quarter Ended Mar. 31, 2004
Revenue	$353,403	$60,394	$67,232	$111,754	$153,934	$91,637	$20,950	$1,737	$861,041
Other Direct Contract Expenses	137,237	15,368	15,133	30,896	29,068	27,493	4,840	704	260,739
Costs of Service	118,675	34,326	36,849	56,662	107,796	44,030	12,050	35,884	446,272

Gross Profit	$97,491	$10,700	$15,250	$24,196	$17,070	$20,114	$4,060	$(34,851)	$154,030

Quarter Ended Dec. 31, 2003
Revenue	$303,553	$77,206	$60,103	$108,166	$152,481	$82,781	$25,138	$2,045	$811,473
Other Direct Contract Expenses	108,921	18,653	12,092	34,413	35,581	21,807	7,090	(847)	237,710
Costs of Service	102,496	39,055	31,222	45,413	96,177	43,446	12,431	37,742	407,982

Gross Profit	$92,136	$19,498	$16,789	$28,340	$20,723	$17,528	$5,617	$(34,850)	$165,781

Quarter Ended Sept. 30, 2003
Revenue	$271,473	$63,254	$60,561	$107,427	$136,815	$80,505	$21,929	$994	$742,958
Other Direct Contract Expenses	81,086	12,007	10,581	27,058	25,987	19,398	6,995	(378)	182,734
Costs of Service	104,872	35,035	31,751	58,960	96,590	41,239	11,305	93,229	472,981

Gross Profit	$85,515	$16,212	$18,229	$21,409	$14,238	$19,868	$3,629	$(91,857)	$87,243

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Selected Definitions

Revenue includes all amounts that are billed or billable to clients, including other direct contract expenses. Revenue is generally recognized on a time and materials or percentage-of-completion basis, depending upon the type of contract with the customer. Revenue related to time and material contracts are recognized in the period in which services are performed. Revenue related to fixed price contracts are recognized based upon costs to the client incurred as a percentage of total estimated costs to the client. The cumulative impact of any revisions in estimated total revenue and direct contract costs are recognized in the period they become known.

Other Direct Contract Expenses include costs directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors.

Other Costs of Service primarily consist of the costs attributable to the support and maintenance of the professional staff, bad debt expense relating to accounts receivable and other costs attributable to the servicing of our client base. These costs include occupancy costs related to office space utilized by professional staff, the costs of training and recruiting professional staff and costs associated with professional support personnel.

Selling, General and Administrative expenses include organic expenses such as marketing, costs for information systems, finance and accounting, human resources, sales commissions and business development expenses. In addition, BearingPoint has entered into a transition services agreement and an outsourcing agreement with KPMG LLP, whereby the Company receives and is charged for certain shared services.

Utilization Rate represents total hours charged directly to engagements divided by total hours in a specific time period. Personnel included in this calculation are services, sales force and solutions employees. Infrastructure personnel are excluded from this calculation.

Days Sales Outstanding (DSO) represents the trailing twelve months revenue divided by 365 days. The resulting figure represents the average day’s sales, which is divided into the consolidated accounts receivables and unbilled revenue balances to arrive at DSO at a point in time.

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